Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Frank A. Musto
Vice President and
Chief Financial Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN ELECTRONIC PUBLISHERS SLASHES OPERATING COSTS

BURLINGTON, NEW JERSEY—March 10, 2009 Franklin Electronic Publishers, Incorporated (NYSE Alternext US:FEP) today announced the reduction of 22% of its global workforce. Combined with other operating cost reductions, the Company expects to realize an annualized net savings of approximately $3,600,000 in future periods inclusive of the cost cutting initiative executed in mid-2008.

The Company expects to take a charge to earnings of $600,000 during the current quarter consisting of separation payments and other one-time costs associated with these cost reductions. The company is also expected to take a non-cash goodwill impairment charge of $500,000 related to the goodwill allocated to its data conversion subsidiary, Kreutzfeldt Electronic Publishing GmbH (KEP) in Hamburg, Germany.

The Company had previously instituted a global hiring and salary freeze in face of the continued economic turmoil and its impact on consumer spending in its global markets. These personnel and operating cost reductions are across the board in virtually all operating areas of the Company including warehouse operations, product development, marketing, finance, sales, licensing and European operations as well as legal costs.

The workforce reductions in product development are in both the US and in Europe with the opening of insolvency proceedings by the managing directors of KEP, our data conversion subsidiary in Hamburg, Germany, which has been unable to sustain enough third party business to fund its ongoing operations. The Company will transition some of these product development functions to its Hong Kong facility and outsource certain others.

“This is the most difficult part of my job as CEO. We are a ‘small big’ company and I have personally known all of the affected individuals. With our employees being the most important asset of our Company, I want to thank each and every one not only for their contribution over the years but for their dedication, loyalty and support. The Franklin family will surely miss them,” said Barry J Lipsky, Franklin’s president and CEO. “We are witnessing economic upheaval not experienced in a generation, and it calls for unprecedented and difficult decisions. I am confident, however, that with these cost reductions our Company can continue to generate cash and ultimately build a better and stronger future,” he added.

About Franklin:

Franklin Electronic Publishers, Incorporated (NYSE Alternext US:FEP) is a world leader in electronic handheld information, having sold approximately 41,000,000 electronic books. Current titles available directly or through partners number more than 140,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in Oceania and the European Community. Franklin’s products are available at 49,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Franklin’s filings with the Securities and Exchange Commission.